Conmed Healthcare Management, Inc. Announces New $2.4 Million Contract with Douglas County, Oregon

Three-year, full-service contract includes juvenile detention center

HANOVER, Md.--(BUSINESS WIRE)—April 25, 2008--Conmed Healthcare Management, Inc. (OTCBB: CMHM), a leading full-service provider of correctional facility healthcare services, today announced it has signed a three-year, full-service agreement with Douglas County, Oregon. The contract, which will become effective May 1, 2008, includes approximately $800,000 of gross revenue in the first year and two one-year renewal periods for an approximate $2.4 million total value for the three-year contract. This new contract increases Conmed’s annual revenue run rate to approximately $36 million based on anticipated revenues from current existing contracts..

Under terms of the agreement, Conmed will provide a turn-key inmate medical services platform that includes staffing of nurses, physicians and clerical personnel, dental services, mental and behavioral health screening services, ancillary services such as laboratory and diagnostic x-ray, as well as pharmacy services. In addition, Conmed will also provide offsite specialist and hospital services, subject to contractual limits and contingencies as defined by the contract, as well as support services for the juvenile detention center.

Dr. Richard W. Turner, President and Chief Executive Officer of Conmed, commented, “This contract underscores our ability to win new business for our full suite of inmate healthcare services. In this case, we will assume the management of the healthcare services for the Douglas County correctional facilities, whereas the county had been providing each of these services on its own in the past. We believe this contract is reflective of our commitment to expansion in the Pacific Northwest increasing our presence in Oregon to contracts with ten jurisdictions and fits well with our long-term financial model, as it extends beyond staffing and provides an extensive suite of services for our clients. We are proud of our track record in providing high quality healthcare services and look forward to assuming management of medical services for the inmates at the Douglas County detention centers..”

Douglas County, Oregon has a current inmate population of approximately 200.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently services detention centers and correctional facilities in thirty-one counties in five states, including Washington, Oregon, Kansas, Virginia, and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5520
Chief Financial Officer
tfry@conmed-inc.com

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Brett Maas, 646-536-7331
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